Exhibit 10.7
NATIONAL CINEMEDIA, INC.
2020 OMNIBUS INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT
The Compensation Committee of the Board of Directors of National CineMedia, Inc., a Delaware corporation (the “Company”), granted an award of Restricted Stock Units under the National CineMedia, Inc. 2020 Omnibus Incentive Plan (the “Plan”), to the Grantee named below. This Restricted Stock Unit Agreement (the “Agreement”) evidences the terms of the Company’s grant of Restricted Stock Units, each representing the right to receive one share of the Company’s Common Stock, on the terms and subject to the conditions set forth herein and in the Plan. Any capitalized term in this Agreement shall have the meaning assigned to it in this Agreement or in the Plan, as applicable.
A.    NOTICE OF GRANT
Name of Grantee:
Number of Restricted Stock Units:
Grant Date:
Vesting Schedule: Except as provided otherwise in this Agreement or the Plan (including but not limited to Section 10(c) of the Plan which provides for accelerated vesting upon certain terminations in connection with a Change of Control), and subject to Grantee’s continuous Service (as defined below), the Restricted Stock Units shall vest, and the forfeiture provisions set forth in this Agreement shall lapse, as follows: 100% of the Restricted Stock Units shall vest on ________________ (the “Service Vesting Date”).

B.    RESTRICTED STOCK UNIT AGREEMENT
1.    Grant of Restricted Stock Units. Subject to the terms and conditions of this Agreement and the Plan, the Company granted to Grantee the number of Restricted Stock Units set forth in the Notice of Grant, effective on the Grant Date set forth in the Notice of Grant, and subject to the terms and conditions of the Plan, which is incorporated herein by reference. Each Restricted Stock Unit represents the right to receive one share of Common Stock, on the terms and subject to the conditions set forth in this Agreement and the Plan. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern.
2.    Transfer Restrictions. Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, the Restricted Stock Units.
3.    Vesting; Lapse of Restrictions. Except as provided otherwise in this Agreement and the Plan (including but not limited to Section 10(c) of the Plan which provides for accelerated vesting upon certain terminations in connection with a Change of Control), if Grantee has been in continuous service to the Company or another entity the service providers of which are eligible to receive Awards under the Plan from the Grant Date through the applicable Service Vesting Date as an employee, director, consultant or advisor (herein referred to as “Service”), the Restricted Stock Units shall vest as set forth on the Vesting Schedule in the Notice of Grant. As soon as practicable after the Service Vesting Date and in all events no later than March 15th of the calendar year following the calendar year in which the Service Vesting Date occurs, unless Grantee has elected pursuant to Section 6 below to defer, the Company will issue to the Grantee the shares of Common Stock subject to the Restricted Stock Units that vested on such Service Vesting Date. Only following the issuance of the shares of Common Stock to the Grantee may the Grantee transfer the shares of Common Stock (subject to applicable securities law requirements and the Company’s policies and procedures).
4.    Termination of Service. If Grantee terminates Service prior to the Service Vesting Date on account of the Grantee’s death, Grantee shall vest in all of the Restricted Stock Units on the date of death and shall be entitled to the issuance of shares of Common Stock equal to the number of Restricted Stock Units granted to Grantee, together with any accrued dividend equivalents as provided in Section 5. If Grantee terminates Service prior to the Service Vesting Date for any reason other than death, the Restricted Stock Units shall be forfeited upon Grantee’s termination of Service. Upon forfeiture of the Restricted Stock Units, Grantee shall have no further rights with respect to such Restricted Stock Units.
5.    Dividends. During the period between the Grant Date and the Service Vesting Date, the Company shall accrue an amount equal to the regular, special and extraordinary cash dividends declared and paid with respect to each share of Common Stock underlying the Restricted Stock Units, which amount shall be retained by the Company and shall be subject to the same vesting requirements as specified in the Notice of Grant above.  Any accrued dividend equivalents to which Grantee becomes entitled upon vesting on the Service Vesting Date shall be paid to Grantee as soon as practicable following the Service Vesting Date, but in no event later than March 15 of the calendar year following the calendar year in which the Restricted Stock Units vest.
6.    Election to Defer Receipt of Stock and Dividend Equivalents.  During the period from the Grant Date through and including the last business day on or before the 30th day after the Grant Date, Grantee shall be entitled to elect, in writing, in accordance with the provisions of the Deferral Election Form attached hereto as Exhibit A (the “Deferral Election Form”), to defer the issuance of shares of Common Stock and the payment of accrued dividend equivalents for up to five years following the scheduled Service Vesting Date set forth in the Notice of Grant.  If any such deferred payment date elected by Grantee falls on a holiday or non-business day, the shares of Common Stock and accrued dividend equivalents shall be issued and paid to Grantee on the immediately preceding business day.  An election made by Grantee and delivered to the Company on the Deferral Election Form will be irrevocable, and issuance of the shares of Common Stock and payment of dividend equivalents prior to the date selected by Grantee would occur only upon the earlier death of Grantee or pursuant to Section 10(c) of the Plan.  If Grantee fails to properly elect a different payment date in accordance with this Section, the Grantee shall be entitled to issuance of the shares of Common Stock and payment of accrued dividend equivalents in accordance with Section 3.
7.    Tax Withholding. The Company or any affiliate shall have the right to deduct from payments of any kind otherwise due to Grantee, any federal, state, local or foreign taxes of any kind required by law to be withheld upon the issuance, vesting or payment of any shares of Common Stock upon the vesting of the Restricted Stock Units or the payment of dividend equivalents. By accepting this Agreement, Grantee hereby authorizes the Company to withhold from the number of shares of Common Stock that would otherwise be issued to Grantee upon vesting of the Restricted Stock Units a number of whole shares of Common Stock having a fair market value equal to the Company’s required tax withholding with respect to the Award and to deduct any remaining amount due from any payments due to Grantee. Any shares of Common Stock withheld shall have an aggregate fair market value not in excess of the minimum statutory total tax withholding obligation. The fair market value of the shares of Common Stock used to satisfy the withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. Shares of Common Stock used to satisfy any tax withholding obligation must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements.
Notwithstanding the foregoing, in lieu of share withholding, Grantee may irrevocably elect to satisfy any required tax withholding obligation by delivering a cashier’s check or other check or wire transfer acceptable to the Company in the amount determined by the Company to satisfy the required tax withholding obligation. Any election to deliver a check / wire transfer shall be indicated within Solium (https://shareworks.solium.com) or any vendor replacement for Solium as designated by the Company and communicated to the Financial Reporting team prior to the vesting of the grant and shall be subject to any restrictions or limitations that the Company, in its sole discretion, deems appropriate.
8.    Effect of Prohibited Transfer. If any transfer of Restricted Stock Units is made or attempted to be made contrary to the terms of this Agreement, the Company shall have the right to disregard such transfer and to terminate this award of Restricted Stock Units as a result of such prohibited transfer. In addition to any other legal or equitable remedies it may have, the Company may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available. The Company may refuse for any purpose to recognize any transferee who receives Restricted Stock Units contrary to the provisions of this Agreement as a holder of the Restricted Stock Units and shall not be obligated, and will not, issue any shares of Common Stock upon the vesting of such Restricted Stock Units to such prohibited transferee.
9.    Investment Representations. The Compensation Committee may require Grantee (or Grantee’s estate or heirs) to represent and warrant in writing that the individual is acquiring the shares of Common Stock upon vesting of the Restricted Stock Units for investment and without any present intention to sell or distribute such shares and to make such other representations as are deemed necessary or appropriate by the Company and its counsel.
10.    Continued Service. Neither the grant of the Restricted Stock Units nor this Agreement gives Grantee the right to continue Service with the Company or its affiliates in any capacity.
11.    Governing Law. The validity and construction of this Agreement and the Plan shall be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and this Agreement to the substantive laws of any other jurisdiction.
12.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns.
13.    Tax Treatment; Section 83(b); Section 409A. Grantee may incur tax liability as a result of the vesting of the Restricted Stock Units, the payment of dividend equivalents or the disposition of shares of Common Stock issued upon the vesting of the Restricted Stock Units. Grantee should consult his or her own tax adviser for tax advice.
Grantee hereby acknowledges that Grantee has been informed that no election under Section 83(b) of the Internal Revenue Code is permitted with respect to the Restricted Stock Units.
14.    Amendment. The terms and conditions set forth in this Agreement may only be amended by the written consent of the Company and Grantee, except to the extent set forth in the Plan.

15.    2020 Omnibus Incentive Plan. The Restricted Stock Units and payment of dividend equivalents granted hereunder shall be subject to such additional terms and conditions as may be imposed under the terms of the Plan, a copy of which has been provided to Grantee. A copy of the Prospectus for the 2020 Omnibus Incentive Plan shall also be provided to Grantee.

NATIONAL CINEMEDIA, INC.
By:
Sarah Kinnick Hilty
Executive Vice President, General Counsel and Secretary

Exhibit A
NATIONAL CINEMEDIA, INC.
2020 OMNIBUS INCENTIVE PLAN

20XX Non-Employee Director Restricted Stock Unit Award - Non-Employee Director Deferral Election Form

Name:
No. of Restricted Stock Units:
Grant Date:
Service Vesting Date:

On the Service Vesting Date, the number of Restricted Stock Units (the “Units”) listed above are scheduled to vest with respect to my Non-Employee Director Restricted Stock Unit Award granted under the National CineMedia, Inc. (“Company”) 2020 Omnibus Incentive Plan (the “Plan”) on the Grant Date pursuant to the terms of my Non-Employee Director Restricted Stock Unit Agreement (the “Agreement”).

Under the terms of the Agreement, the vested Units will be converted into shares of Common Stock (“Shares”) that will automatically be delivered to me as soon as practicable following the scheduled Service Vesting Date, unless I voluntarily make an irrevocable election to defer delivery of the shares of Common Stock (and any accrued dividend equivalents) in accordance with the terms and conditions of this Election and the Agreement. I understand that I may only make this election to the extent that this Award has at least thirteen (13) months of vesting between the Grant Date and the Service Vesting Date. Any election with respect to an Award with lesser vesting shall be of no force or effect.
Irrevocable Voluntary Deferral Election

I hereby irrevocably elect to defer conversion of 100% of my vested Units and delivery of the shares of Common Stock covered by the Units until the date specified below (select only one date):

 __________, 20XX+1	 __________, 20XX+2	 __________, 20XX+3
 __________, 20XX+4	 __________, 20XX+5

I hereby further irrevocably elect to defer receipt of 100% of any accrued dividend equivalents payable to me with respect to my vested Units until the date specified above.

I understand that this election is irrevocable, must be received by the Company no later than [30 days after grant date] and must be delivered to: General Counsel, National CineMedia, Inc., 6300 S. Syracuse Way, Suite 300, Centennial, CO 80111 Fax: (303) 792-8800.

I acknowledge that I have not relied on the Company, its officers, directors, employees or advisors for any tax advice. I have consulted with my own tax advisor to the extent that I deem necessary prior to making my irrevocable election.

I acknowledge that any disposition of Shares acquired by me must be made in a manner consistent with the Company’s Insider Trading Policy and applicable securities laws.

Director Signature: ____________________________________ Date:

Address:

Company Acknowledgment and Acceptance
This Election was complete, signed, dated and received by the Company on:

, 20__.        Signature: